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                     December 12, 2023

       Eric Siliang Tan
       Chief Executive Officer
       Qutoutiao Inc.
       Building No. 2 , Shanghai Pudong Software Park
       519 Yi De Road, Pudong New Area
       Shanghai 200124
       People   s Republic of China

                                                        Re: Qutoutiao Inc.
                                                            Form 20-F for
Fiscal Year Ended December 31, 2022
                                                            File No. 001-38644

       Dear Eric Siliang Tan:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Disclosure Review Program
       cc:                                              Yi Gao